UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 16, 2013 (December 21, 2012)

Lightstone Value Plus Real Estate Investment Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-52610	20-1237795
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1985 Cedar Bridge Avenue, Suite 1

Lakewood, New Jersey 08701

(Address, including zip code, of Principal Executive Offices)

Registrant's telephone number, including area code: (732) 367-0129

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Board of Directors’ Determination of Estimated Net Asset Value and Resulting Estimated Value per Share of Common Stock

The terms “we,” “our,” “us” and “the Company” refer to Lightstone Value Plus Real Estate Investment Trust, Inc., a Maryland corporation, and, as required by context, Lightstone Value Plus REIT, L.P. and its wholly owned subsidiaries, which we collectively refer to as our “Operating Partnership.”

On December 21, 2012, our Board of Directors determined and approved our estimated net asset value of approximately $359.3 million and resulting estimated value per share of common stock of $11.80, both as of September 30, 2012. Additionally, we believe there have been no material changes between September 30, 2012 and the date of this filing to the net values of our assets and liabilities that existed as of September 30, 2012. We are providing this estimated value per share of common stock to assist broker dealers that participated in our initial public offering in meeting their customer account statement reporting obligation under the National Association of Securities Dealers (“NASD”) Conduct Rule 2340 as required by the Financial Industry Regulatory Authority (“FINRA”) and to assist plan fiduciariesin their requirement to determine the fair market value of plan assets. In connection with such determination, we also engaged an independent third party valuation firm to perform a review of our estimated values of assets and liabilities as of September 30, 2012. The third party valuation firm independently estimated a range of values for our assets and liabilities as of September 30, 2012 and confirmed that our estimated net asset value was reasonable and within the valuation firm’s estimated range.

The table below sets forth the calculation of our estimated net asset value and resulting estimated value per share of common stock as of September 30, 2012, as well as the comparable calculations as of December 31, 2011 and December 31, 2010. Certain amounts are reflected net of noncontrolling interests, as applicable. Dollar and share amounts are presented in thousands, except per share data.

	As of	As of	As of
	September 30, 2012	December 31, 2011	December 31, 2010
Net Assets:
Real Estate Properties
Consolidated operating properties	$285,464	$270,519	$235,831
Consolidated development property	17,617	17,350	-
Investment in unconsolidated affiliated properties	99,149	59,061	38,994
Total real estate properties	$402,230	$346,930	$274,825
Non-Real Estate Assets
Cash and cash equivalents	21,426	31,525	15,259
Marketable equity securities	156,658	101,928	185,769
Restricted marketable equity securities	-	45,897	32,282
Restricted escrows	47,878	30,168	9,128
Mortgage loans receivable	22,741	29,440	-
Prepaid expenses and other assets	9,637	10,415	12,361
Total non-real estate assets	258,340	249,373	254,799
Total Assets	660,570	596,303	529,624
Liabilities
Mortgage notes payable	(212,043)	(220,895)	(195,523)
Margin loan	(39,047)	(20,400)	-
Other liabilities	(43,371)	(26,209)	(12,714)
Total Liabilities	(294,461)	(267,504)	(208,237)
Other Noncontrolling Interests	(6,820)	(6,820)	(6,820)
Net Asset Value	$359,289	$321,979	$314,567
Shares of Common Stock Outstanding(1)	30,446	30,244	32,111
Net Asset Value per Share of Common Stock	$11.80	$10.65	$9.80

Note:

(1)	Includes approximately 0.5 million shares of our common stock assuming the conversion of an equal number of common units of limited partnership interest in our Operating Partnership (“common units”).

Neither FINRA, the Internal Revenue Service nor the Department of Labor provides any guidance on the methodology an issuer must use to determine its estimated value per share. As with any valuation methodology, our methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share of common stock, and these differences could be significant. The estimated value per share of common stock is not audited and does not represent the fair value of our assets less our liabilities in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), nor does it represent a liquidation value of our assets and liabilities or the amount shares of common stock would trade at on a national securities exchange. Additionally, our estimated value per share of common stock does not reflect any distributions which would be payable upon our liquidation to an affiliate of The Lightstone Group, LLC, a New Jersey limited liability company and our sponsor, as holder of subordinated profits interests in our Operating Partnership, which may lower the fair market value or liquidation value of our shares of common stock.

Methodology

Our goal in calculating our estimated net asset value and resulting estimated value per share of common stock is to arrive at values that are reasonable and supportable using what we deem to be appropriate valuation methodologies and assumptions. The following is a summary of the valuation methodologies used to value our assets and liabilities by key component:

Real Estate Properties: We have both consolidated and unconsolidated investments in real estate properties, which consist of operating properties and properties which are under development. As of September 30, 2012, on a collective basis, we (i) wholly owned and consolidated the operating results and financial condition of five retail properties containing a total of approximately 0.9 million square feet of retail space, 15 industrial properties containing a total of approximately 1.3 million square feet of industrial space, six multi-family residential properties containing a total of 1,585 units, and four hotel hospitality properties containing a total of 656 rooms (collectively, the “Consolidated Operating Properties”), (ii) majority owned and consolidated the operating results and financial condition of one residential development project (the “Consolidated Development Property”), and (iii) owned interests accounted for under the equity method of accounting in one office property containing a total of approximately 1.1 million square feet of office space and two outlet center retail projects (collectively, “Investments in Unconsolidated Affiliated Properties”).

Unless otherwise specifically indicated, our real estate assets are generally appraised using valuation methods that we believe are typically used by investors for properties that are similar to ours, including capitalization of each property’s net operating income, discounted cash flow models (based on our expected holding period) and/or comparison with sales of similar properties. Primary emphasis is based on the discounted cash flow models, with the other approaches used to confirm the reasonableness of the value conclusion. The estimated values for our investments in real estate may or may not represent current market values and do not equal the book values of our real estate investments in accordance with U.S. GAAP. Our consolidated investments in real estate are currently carried in our consolidated financial statements at their amortized cost basis, adjusted for any impairments and bargain purchase gains recognized to date. Our unconsolidated investments in real estate are accounted for under the equity method of accounting in our consolidated financial statements.

As of September 30, 2012, our Consolidated Operating Properties were valued at $285.5 million, including our (i) Courtyard by Marriott Hotel located in Parsippany, New Jersey which was valued at $13.1 million, (ii) CP Boston Property located in Danvers, Massachusetts which was valued at $25.1 million, (iii) Gulf Coast Industrial Portfolio which was valued at $52.7 million and (iv) Camden Multi-Family Properties which were valued at $27.2 million. In October 2011, we acquired a $17.9 million promissory note collateralized by the Courtyard by Marriott Hotel for $9.3 million and subsequently acquired title to the hotel through foreclosure in July 2012 and our valuation equates to an 8.3% capitalization rate based on its projected net operating income for 2013. Our CP Boston Property, which was acquired in March 2011, underwent extensive renovations and was recently rebranded to a DoubleTree by Hilton in October 2012 and therefore, we have valued it based on the lowest of several unsolicited offers received in late 2011 plus cost of the subsequent capital improvements incurred through September 30, 2012 and our valuation equates to an 8.8% capitalization rate based on its projected net operating income for 2013. Our valuations for the Gulf Coast Industrial Portfolio and the Camden Multi-Family Properties were deemed equivalent to their respective non-recourse mortgage indebtedness because we believe their outstanding mortgage indebtedness exceeds their estimated fair values. Excluding these four properties, the value of our remaining Consolidated Operating Properties equates to an 8.2% capitalization rate based on their combined historical net operating income for the twelve months ended September 30, 2012.

The following summarizes the key assumptions that were used in the discounted cash flow models to estimate the value of our Consolidated Operating Properties as of September 30, 2012:

Weighted-Average Basis
Exit capitalization rate	9.0%
Discount rate	10.8%
Annual market rent growth rate	2.3%
Annual NOI growth rate	2.3%
Holding period (in years)	5.5

While we believe that our assumptions are reasonable, a change in these assumptions would impact the calculations of the estimated value of our Consolidated Operating Properties. Assuming all other factors remain unchanged, a decrease to the exit capitalization rates of 25 basis points would increase the value of our Consolidated Operating Properties by approximately $2.7 million and an increase in the exit capitalization rates of 25 basis points would decrease the value of our Consolidated Operating Properties by approximately $2.6 million. Similarly, a decrease to the discount rates of 25 basis points would increase the value of our Consolidated Operating Properties by approximately $0.8 million and an increase in the discount rates of 25 basis points would decrease the value of our Consolidated Operating Properties by approximately $0.9 million.

With respect to our Consolidated Development Property, as of September 30, 2012 we had a 60.0% managing membership interest in 50-01 2nd Street Associates Holdings LLC (the “2nd Street JV”) which is developing a residential project (the “2nd Street Project”) located in Queens, New York. The 2nd Street Project is currently under construction and expected to consist of approximately 200 apartment units at an estimated total development cost of approximately $81.4 million upon completion in mid-2014. We consolidate the 2nd Street JV for financial reporting purposes and the 2nd Street Project was valued $29.4 million, of which our proportionate share was $17.6 million, representing the total construction and land acquisition costs incurred through September 30, 2012.

With respect to our Investments in Unconsolidated Affiliated Properties, as of September 30, 2012 we had 40.0% non-managing membership interests in both Grand Prairie Holdings LLC and Livermore Valley Holdings LLC (together, the “Holding Entities”) and a 49.0% non-managing membership interest in 1407 Broadway Mezz II, LLC (“1407 Broadway”). We account for our Investments in Unconsolidated Affiliated Properties under the equity method of accounting.

As of September 30, 2012, the Holding Entities held a 50.0% membership interest in real estate assets consisting of outlet centers located in Grand Prairie, Texas (the “Grand Prairie Outlet Center”), which opened in August 2012, and Livermore Valley, California (the “Livermore Valley Outlet Center” and collectively, the “Outlet Centers”), which subsequently opened in November 2012, and a 100.0% membership interest in a parcel of land (the “Livermore Land Parcel”) located adjacent to the Livermore Valley Outlet Center. As of September 30, 2012, the carrying value of our investment in these real estate assets, net of allocations to noncontrolling interests, was approximately $10.7 million. Additionally, as of September 30, 2012, the Holding Entities had net non-real estate assets, principally marketable securities, of approximately $10.9 million, of which our proportionate share was approximately $4.0 million, net of allocations to noncontrolling interests. On December 4, 2012, the Holding Entities subsequently disposed of their membership interests in the Outlet Centers and the Livermore Land Parcel for aggregate net consideration of $260.9 million, which is subject to various true-ups and adjustments, including a final valuation of the Outlet Centers, to be completed no later than April 1, 2014, based on their aggregate net operating income, as defined, during calendar year 2013.

As of September 30, 2012, the estimated value of our investment in the Holding Entities totaled approximately $99.1 million, net of allocations to noncontrolling interests. The real estate assets of the Holding Entities were valued based on the net aggregate consideration subsequently received at their disposition and the marketable securities were valued based on level 2 inputs. Level 2 inputs are inputs that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. With respect to the aforementioned various true-ups and adjustments to the net aggregate consideration received at disposition, each $100,000 change to the aggregate net operating income of the Outlet Centers would result in a corresponding adjustment to our share of the aggregate net consideration of approximately $0.5 million.

As of September 30, 2012, 1407 Broadway, which has a sub-leasehold interest in a ground lease to an office building located in New York, New York, was valued at zero because its members are working on a restructuring of its outstanding non-recourse mortgage indebtedness of approximately $127.3 million with the lender and there can be no assurance that a restructuring transaction will be consummated. Additionally, the carrying value of our investment in 1407 Broadway was zero as of September 30, 2012.

As of September 30, 2012, the aggregate estimated value of our real estate properties, including our Investments in Unconsolidated Affiliated Properties, was approximately $402.2 million and the aggregate cost of our real estate properties, including our Investments in Unconsolidated Affiliated Properties, was approximately $365.5 million, including $21.1 million of capital and tenant improvements invested subsequent to acquisition. The estimated value of our real estate properties, including our Investments in Unconsolidated Affiliated Properties, compared to the original acquisition price plus subsequent capital improvements through September 30, 2012, results in an overall increase in the real estate value of 10.0%.

Cash and Cash Equivalents: The estimated values of our cash and cash equivalents approximate their carrying values due to their short maturities.

Marketable Securities: The estimated values of our marketable securities are primarily based on level 2 inputs. Level 2 inputs are inputs that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Restricted Marketable Securities: The estimated values of our restricted marketable securities are primarily based on level 2 inputs. Level 2 inputs are inputs that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Restricted Escrows: The estimated values of our restricted escrows approximate their carrying values due to their short maturities.

Mortgage Loans Receivable: The values of our mortgage loans receivable were estimated by applying a discounted cash flow analysis over the remaining expected lives of the investments, excluding any potential transaction costs. The cash flow estimates used in the analysis during the term of the investments were based on the investments’ contractual cash flows, which we anticipate to receive. The expected cash flows for the loans were discounted at rates that we expect a market participant would require for instruments with similar characteristics, including remaining loan term, loan–to–value ratios, type of collateral, current performance, credit enhancements and other factors.

As of September 30, 2012, we owned two mortgage loans receivable, which, net of allocations to noncontrolling interests, had an aggregate estimated fair value of $22.7 million compared to an aggregate cost of $20.6 million. The weighted-average discount rate applied to the estimated cash flows from our mortgage loans receivable, which have a weighted-average remaining term of 1.7 years, was approximately 8.2%. Similar to the valuation for real estate, a change in the assumptions and inputs would change the estimated value of our mortgage loans receivable. Assuming all factors remain unchanged, a decrease to the weighted-average discount rate of 25 basis points would increase the estimated value of our share of the mortgage loans receivable by $0.1 million and an increase of 25 basis points would decrease the estimated value of our share of the mortgage loans receivable by $0.1 million.

Other Assets: Our other assets consist of tenant accounts receivable, interest receivable from related parties and prepaid expenses and other assets. The estimated values of these items approximate their carrying values due to their short maturities. Certain other items, primarily straight-line rent receivable, intangibles and deferred costs, have been eliminated for the purpose of the valuation because those items are already considered in our valuation of the respective investments in real estate properties or financial instruments.

Mortgage Notes Payable: The estimated values of our debt instruments are equal to their U.S. GAAP fair values as of September 30, 2012, but do not equal the book value of the loans in accordance with U.S. GAAP. The estimated values of our debt instruments were estimated using discounted cash flow models, which incorporate assumptions that we believe reflect the terms currently available on similar borrowing arrangements to borrowers with credit profiles similar to ours.

Margin Loan: The estimated value of our margin loan approximates its carrying value because of its short maturity.

Other Liabilities: Our other liabilities consist of our accounts payable and accrued expenses, amounts due to our sponsor, loans due to affiliates, tenant allowances and deposits payable, distributions payable and deferred rental income. The carrying values of these items were considered to equal their fair value due to their short maturities.

Other Noncontrolling Interests: Our other noncontrolling interests consist of Series A preferred limited partnership interests in our Operating Partnership (“Series A Preferred Units”) at their liquidation preference of $93.6 million plus accrued distributions on Series A Preferred Units, common units and subordinated profits interests in our Operating Partnership aggregating $1.6 million less notes receivable due from noncontrolling interests of $88.5 million, which are secured by the Series A Preferred Units.

Limitations of Estimated Value per Share of Common Stock

As mentioned above, we are providing this estimated value per share of common stock (i) to assist broker dealers that participated in our initial public offering in meeting their customer account statement reporting obligations which require them to include a valuation per share of common stock in their customer account statements pursuant to NASD Conduct Rule 2340, and (ii) to assist plan fiduciaries in their requirement to determine the fair market value of plan assets. The current fair value of our shares of common stock may be higher or lower than this valuation. There currently is no public market for our shares of common stock and we do not expect one to develop. We currently have no plans to list our shares of common stock on a national securities exchange or over-the-counter market, or to include our shares of common stock for quotation on any national securities market. Accordingly, it is not possible to determine the market value of our shares of common stock. Privately negotiated sales and sales through intermediaries currently are the only means available to a stockholder to liquidate an investment in shares of our common stock. During the period January 1, 2009 through September 30, 2012, we purchased shares of our common stock through our share redemption program and pursuant to our issuer tender offer dated October 3, 2011. In addition, we have issued shares of our common stock through our distribution reinvestment program (“DRIP”).

As with any valuation methodology, our methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Further, different parties with different property specific and general real estate and capital market assumptions, estimates, judgments and standards could derive a different estimated value per share of common stock, which could be significantly different from the estimated value per share of common stock determined by our Board of Directors. The estimated value per share of common stock determined by our Board of Directors does not represent the fair value of our assets less liabilities in accordance with U.S. GAAP, and such estimated value per share of common stock is not a representation, warranty or guarantee that:

•	a stockholder would be able to resell his or her shares of common stock at this estimated value;
•	a stockholder would ultimately realize distributions per share of common stock equal to our estimated value per share of common stock upon liquidation of our assets and settlement of our liabilities or a sale of the Company;
•	our shares of common stock would trade at the estimated value per share of common stock on a national securities exchange;
•	an independent third-party appraiser or other third-party valuation firm would agree with our estimated value per share of common stock; or
•	the methodology used to estimate our value per share of common stock would be acceptable to FINRA or under the Employee Retirement Income Security Act with respect to their respective requirements.

Further, the estimated value per share of common stock as of September 30, 2012 is based on the estimated value of our assets less the estimated value of our liabilities divided by the number of our diluted shares of common stock outstanding, all as of September 30, 2012. Our estimated value per share of common stock does not take into consideration any distributions which would be payable upon our liquidation to an affiliate of our sponsor, as holder of subordinated profits interests in our Operating Partnership, which may reduce the fair market value or liquidation value of our shares of common stock. The value of our shares of common stock will fluctuate over time as a result of, among other things, future acquisitions or dispositions of assets, developments related to individual assets and the management of those assets and changes in the real estate and capital markets. Different parties using different assumptions and estimates could derive a different net asset value and resulting estimated value per share of our common stock, and these differences could be significant. Markets for real estate and real estate-related investments can fluctuate and values are expected to change in the future. We currently plan to continue to update our estimated net asset value and resulting estimated value per share of common stock on at least an annual basis, but are not required to do so more frequently than every 18 months.

DRIP and Share Repurchase Program

Our DRIP provides our eligible stockholders with an opportunity to purchase additional shares of our common stock at a discount by reinvesting distributions. As of September 30, 2012, we had approximately 9.1 million shares available for issuance under our DRIP. On December 21, 2012, in conjunction with the estimate of the value per share of our common stock as of September 30, 2012, our Board of Directors approved an increase to the purchase price under our DRIP from $10.25 to $11.21 per common share, effective for distributions related to periods commencing January 1, 2013 and thereafter, which represents a 5.0% discount to the estimated value per share of common stock of $11.80 as of September 30, 2012. Under our DRIP, eligible stockholders may acquire, from time to time, additional shares of our common stock by reinvesting any cash distributions paid by us to such stockholder, without incurring any brokerage commission, fees or service charges.

Our share repurchase program may provide our stockholders with limited, interim liquidity by enabling them to sell their shares of common stock back to us, subject to various conditions and restrictions. From January 1, 2012 through September 30, 2012, we redeemed 328,842 shares of our common stock at an average price of $9.00 per share. We funded these share redemptions with proceeds from the sale of our shares of common stock pursuant to our DRIP. On December 21, 2012, our Board of Directors reaffirmed the purchase price of $9.00 per share under our share repurchase program, except in the case of the death of the stockholder, whereby the purchase price per share is the lesser of the actual amount paid by the stockholder to acquire the shares or $10.00 per share.

Our Board of Directors reserves the right to terminate either program for any reason without cause by providing written notice of termination of the DRIP to all participants or written notice of termination of the share repurchase program to all stockholders.

Forward-Looking Statements

The foregoing includes forward-looking statements. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. The valuation methodology for the Company’s real estate properties assumes the properties realize the projected cash flows and expected exit capitalization rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. Though these are the Company’s best estimates as of January 16, 2013, the Company can give no assurance in this regard. These statements also depend on factors such as the Company’s ability to maintain occupancy levels and lease rates at its properties, the borrowers under the Company’s loan investments continuing to make required payments under the investments, the ability of certain borrowers to maintain occupancy levels and lease rates at the properties securing the Company’s investments, and other risks identified in Part I, Item IA of the Company’s annual report on Form 10-K and in Part II, Item IA of the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2012, each as filed with the Securities Exchange Commission. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated value per share of common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC.

Date: January 16, 2013	By:	/s/ Donna Brandin
Donna Brandin
Chief Financial Officer and Treasurer